IMAX CORPORATION
Exhibit 99.1

IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS
HIGHLIGHTS

-	Company Reports Second Quarter 2011 Revenues of $57.2 million; Adjusted EBITDA of $16.2 million

-	52 Theatre Signings in Second Quarter Leads to Record Backlog of 294 Systems

-	Q3 2011 Box Office off to a Strong Start at $88 million in Three and a Half Weeks vs. $98 million in All of Last Year’s Q3

-	Company Provides Preliminary Outlook Based on Current Backlog for 90 to 100 New Theatre Installations in 2012

-	Company Continues to Expand Global Network with Theatres Opening in Brazil, China, Spain and Italy
NEW YORK, NY — July 28, 2011 — IMAX Corporation (NYSE:IMAX; TSX:IMX) today reported another strong quarter for theatre signings and a record number of theatres in its backlog; however, disappointing film performance coupled with investments in the growth of the business resulted in adjusted net income of $4.6 million, or $0.07 per diluted share, versus adjusted net income of $8.4 million, or $0.13 per diluted share, in the same period last year. Adjusted net income excludes any charges related to the change in the value of the Company’s variable stock compensation and the deferred tax provision. Reported net income for the second quarter of 2011 was $1.8 million, or $0.03 per diluted share, versus second quarter 2010 reported net income of $13.3 million, or $0.20 per diluted share. Second quarter 2011 adjusted EBITDA was $16.2 million, even with adjusted EBITDA of $16.3 million in the second quarter of 2010. Total revenues for the second quarter of 2011 increased 3% to $57.2 million, compared to $55.6 million in the prior-year quarter. For a reconciliation of adjusted net income to reported net income and to adjusted EBITDA, please see the tables at the end of this press release.
“While the quarter did not live up to our financial expectations, more fundamental to the long-term value of our business is the fact that we have signed 153 theatre deals year-to-date, are installing theatres at a rapid rate and are sitting on a record backlog of close to 300 IMAX® theatre systems,” said IMAX Chief Executive Officer, Richard L. Gelfond. “While looking back over the last six months, it appears that there were fewer blockbuster titles that are consistent with our brand than in the same period last year. However, IMAX fans around the globe have come out in record numbers to experience the latest Transformers and Harry Potter franchise installments in IMAX, and as a result, the third quarter is off to a strong start with $88 million of box office generated in the first three and a half weeks, which compares to $98 million in all of last year’s third quarter. The response to our brand and the significant progress we continue to make on expanding our global network are powerful forces that we believe will drive long-term growth.”
Theatre Signings
In the second quarter of 2011 the Company signed contracts for 52 theatre systems, compared to 57 theatre systems signed in the second quarter of 2010. The Company has signed contracts for 153 theatre systems through the first six months of 2011, which compares to 98 systems signed during the same period in 2010. For a breakdown of second quarter and year-to-date system signings by type, please see the end of this press release.
Theatre System Backlog
As of June 30, 2011, the Company’s backlog consisted of a record 294 theatre systems, including 166 systems under sales and sales-type lease arrangements, 12 of which were systems designated for digital upgrades, and 128 systems under joint revenue sharing arrangements. This compares to a theatre backlog of 187 systems as of June 30, 2010, which included 117 theatres under sales and sales-type lease arrangements, five of which were designated for digital upgrades, and 70 theatres under joint revenue sharing arrangements.
“We continue to focus on international growth, and today, nearly 70 percent of our revenue sharing theatres in backlog are international, which is particularly exciting given recent growth in international box office for IMAX and for the industry overall,” said Mr. Gelfond. “We’ve made significant progress in several key territories, including opening new theatres in Brazil, Italy and Spain, which have posted impressive early results. In China, we have established a wholly-owned foreign entity to help expand our business in the region, and we opened our first revenue sharing theatre with Wanda Cinemas, with many more to roll out in the second half of the year. Given our robust backlog and deal pipeline overall, we believe we are in the early innings of our global expansion.”
Theatre System Installations
During the second quarter of 2011, the Company installed 41 theatre systems, compared to a total of 21 system installations in the second quarter of 2010. Total installations include new IMAX theatre locations, as well as the upgrade of existing IMAX film-based theatre systems to digital. For a breakdown of system installations by type, please see the end of this press release.
Network Growth Outlook
The Company now expects to install between 120 and 130 new theatres this year, which implies year-over-year commercial multiplex network growth of 30 percent. Of the 120 to 130 new theatres to be installed in 2011, it is expected that between 30 and 38 (20 to 25 new joint revenue sharing systems and 10 to 13 new sales-type lease systems, excluding upgrades) will be installed in the third quarter of 2011.
The Company has provided a preliminary outlook on 2012 installation guidance for 90 to 100 new theatres (40 to 45 new joint revenue sharing systems and 50 to 55 new sales-type lease systems, excluding upgrades), based on theatres currently in backlog. Current network growth outlook does not account for any theatres that may sign after June 30, 2011. The Company cautions that installations can slip from period to period, usually for reasons beyond its control.
Second Quarter Segment Results
In the second quarter of 2011, IMAX systems revenue was $20.5 million, compared to $17.3 million in the second quarter of 2010, primarily reflecting the installation of 11 full, new theatre systems and one used system in the most recent second quarter, compared to six full, new systems in the second quarter of 2010. The Company also installed six digital upgrades in the second quarter of 2011, compared to 11 in the same year-ago period.
In the second quarter of 2011, revenue from joint revenue sharing arrangements was $8.3 million, compared to $8.5 million in the prior-year period. During the quarter, the Company installed 23 new joint revenue sharing theatres, compared to four in the year-ago period. As of June 30, 2011, there were a total of 204 IMAX theatres under joint revenue sharing arrangements, compared to 126 joint revenue sharing theatres open as of June 30, 2010.
Second quarter 2011 total film revenue was $18.7 million, compared to $20.7 million in the second quarter of 2010. Production and IMAX DMR® revenues were $12.4 million in the second quarter of 2011, as compared to $14.5 million in the year-ago period. Gross box office from DMR titles was $107.7 million in the second quarter of 2011, compared to $113.9 million in the second quarter of 2010, which included approximately $8.0 million of box office from Avatar: An IMAX 3D Experience. The average DMR box office per screen in the second quarter was $315,700 ($266,500 domestic, $409,000 international). For box office results on a title-by-title basis, please visit the ‘News @ IMAX’ section of www.imax.com.
Second quarter 2011 gross margin decreased to $26.3 million from $27.0 million in the second quarter of 2010. An increase in gross margin on sales and sales-type lease systems was offset by a decrease in margin on DMR and joint revenue sharing arrangements. Lower year-over-year joint revenue sharing margin primarily reflects launch costs of $1.8 million associated with the installation of 23 new revenue share theatres, as compared to four new revenue share theatres opened in the year-ago period and related launch costs of $0.7 million. Also negatively impacting gross margin in the second quarter were marketing costs associated with the IMAX original documentary, in partnership with Warner Bros. Pictures, Born to Be Wild.
Selling, general and administrative expense for the second quarter of 2011 was $19.5 million as reported, or $18.1 million excluding the negative impact of variable stock compensation in the period. This compares to last year’s reported selling, general and administrative expense of $11.1 million, or $16.0 million excluding the positive impact of variable stock compensation in the period.
Mr. Gelfond concluded, “We believe we are on track to outpace the record level of theatre installations achieved in 2010, and we are positioned to nearly double our global footprint purely from backlog as of June 30th. Given first half film performance, we expect adjusted earnings and EBITDA to be lower in 2011 as compared to 2010, although we do expect revenues to be consistent with last year, which included Avatar. We are investing and growing the global infrastructure of our Company, which we believe should create long-term value for shareholders. Except for the short-term effects of the last two quarters of box office, the response to our brand from exhibitors, studios and moviegoers across the globe is the best reminder of the growth opportunities in front of us, and as a result, we remain optimistic about our business.”

Conference Call
The Company will host a conference call today at 8:30 AM ET to discuss its second quarter 2011 financial results. To access the call via telephone, interested parties should dial (866) 321-6651 approximately 5 to 10 minutes before it begins. International callers should dial (416) 642-5212. The participant passcode for the call is 3630041. This call is also being webcast by Thomson Financial and can be accessed on the ‘Investor Relations’ section of www.imax.com. A replay of the call will be available via webcast on the ‘Investor Relations’ section of www.imax.com or via telephone by dialing (888) 203-1112, or (647) 436-0148 for international callers. The participant passcode for the telephone replay is 3630041.
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment and technology companies, specializing in the creation and delivery of premium, awe-inspiring entertainment experiences. With a growing suite of cutting-edge motion picture and sound technologies, and a globally recognized entertainment brand, IMAX is singularly situated at the convergence of the entertainment industry, innovation and the digital media world. The industry’s top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and as such, the IMAX network is among the most important and successful theatrical distribution platforms for major event films around the globe. The Company’s new digital projection and sound systems — combined with a growing blockbuster film slate — are fueling the rapid expansion of the IMAX network in established markets such as North America, Western Europe, and Japan, as well as emerging markets such as China and Russia. IMAX theaters deliver the world’s best cinematic presentations using proprietary IMAX®, IMAX 3D®, and IMAX DMR® (Digital Re-Mastering) technologies. IMAX DMR enables virtually any motion picture to be transformed into the unparalleled image and sound quality of The IMAX Experience®.
IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo and Shanghai. As of June 30, 2011, there were 560 IMAX theatres (417 commercial multiplex, 25 commercial destination and 118 institutional) operating in 46 countries.
IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).
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This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, competitive actions by other companies, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes in law or regulations, conditions, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions and any future international expansion, foreign currency fluctuations and the Company’s prior restatements and the related litigation. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Investors:	Media:
IMAX Corporation, New York	IMAX Corporation, New York
Heather Anthony/Blaire Lomasky	Ann Sommerlath
212-821-0100	212-821-0155
hanthony@imax.com	asommerlath@imax.com
blomasky@imax.com

Entertainment Media:
Business Media:	Principal Communications Group, Los Angeles
Sloane & Company, New York	Melissa Zuckerman/Paul Pflug
Whit Clay	323-658-1555
212-446-1864	melissa@pcommgroup.com
wclay@sloanepr.com	paul@pcommgroup.com

Additional Information
2011 Film Slate
In addition to the 15 DMR films that have already been shown in the IMAX theatre network in the first six months of 2011, nine additional DMR films are scheduled to be released to the IMAX theatre network during the remaining six months of 2011:
•	Harry Potter and the Deathly Hallows: Part 2: An IMAX 3D Experience (WB, July 2011);

•	Cowboys & Aliens: The IMAX Experience (Universal, August 2011, in select international markets);

•	Sector 7: An IMAX 3D Experience (CJ E&M Pictures, August 2011, in South Korea);

•	Contagion: The IMAX Experience (WB, September 2011);

•	Real Steel: The IMAX Experience (DreamWorks, Disney, October 2011);

•	Puss in Boots: An IMAX 3D Experience (DreamWorks Animation, Paramount, November 2011);

•	Happy Feet 2: An IMAX 3D Experience (WB, November 2011);

•	Mission: Impossible — Ghost Protocol: The IMAX Experience (Paramount, December 2011); and

•	The Adventures of Tintin: The Secret of the Unicorn: An IMAX 3D Experience (Paramount, December 2011).
2012 Films Announced to Date
To date, IMAX has announced three titles to be released in 2012. The Company remains in active discussions with virtually every studio regarding future titles.
•	The Amazing Spider-Man: An IMAX 3D Experience (Sony, July 2012);

•	The Dark Knight Rises: The IMAX Experience (WB, July 2012); and

•	The Hobbit: An Unexpected Journey: An IMAX 3D Experience (WB, December 2012).
Theatre System Signings
During the second quarter of 2011, the Company signed contracts for 52 theatre systems (26 under joint revenue sharing arrangements; and 26 sales/sales-type lease systems, including 13 digital upgrades), compared to contracts for 57 theatre systems (18 systems under joint revenue sharing arrangements; and 39 sales/sales-type lease systems, including eight digital upgrades) in the second quarter of 2010.
Through the first six months of 2011, the Company has signed contracts for 153 theatre systems (102 systems under joint revenue sharing arrangements; and 51 sales/sales-type lease systems, including 15 digital upgrades), compared to contracts for 98 theatre systems (37 systems under joint revenue sharing arrangements; and 61 sales/sales-type lease systems, including 22 digital upgrades) during the first six months of 2010.
Theatre System Installations
In the second quarter of 2011, the Company installed a total of 41 theatre systems (23 systems under joint revenue sharing arrangements; and 18 sales/sales-type lease systems, including six digital upgrades), compared to having installed 21 theatre systems (four systems under joint revenue arrangements; and 17 sales/sales-type lease systems, including 11 digital upgrades) in the second quarter of 2010.
Through the first six months of 2011, the Company has installed a total of 84 theatre systems (33 systems under joint revenue arrangements; and 51 sales/sales-type lease systems, including 28 digital upgrades), compared to having installed 40 theatre systems (10 systems under joint revenue arrangements, including one digital upgrade; and 30 sales/sales-type lease systems, including 20 digital upgrades) during the first six months of 2010.

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Revenues
Equipment and product sales	$19,750	$16,363	$39,981	$27,994
Services	26,993	28,792	45,267	69,023
Rentals	9,015	9,352	14,066	29,203
Finance income	1,474	1,091	2,828	2,161
Other	—	—	250	—

	57,232	55,598	102,392	128,381

Costs and expenses applicable to revenues
Equipment and product sales	9,661	8,019	20,512	16,153
Services	17,525	18,210	28,902	32,177
Rentals	3,744	2,329	6,010	4,712
Other	—	—	20	—

	30,930	28,558	55,444	53,042

Gross margin	26,302	27,040	46,948	75,339
Selling, general and administrative expenses (including share-based compensation expense of $4.6 million and $8.5 million for the three and six months ended June 30, 2011, respectively (2010 - recovery of $3.8 million and expense of $5.6 million, respectively))	19,470	11,133	36,338	30,662
Provision for arbitration award	—	—	2,055	—
Research and development	2,117	1,219	3,985	2,462
Amortization of intangibles	116	115	228	245
Receivable provisions, net of recoveries	151	353	359	366

Income from operations	4,448	14,220	3,983	41,604
Interest income	13	13	31	297
Interest expense	(551)	(535)	(994)	(1,187)

Income from continuing operations before income taxes	3,910	13,698	3,020	40,714
Provision for income taxes	(1,634)	(396)	(1,325)	(831)
Loss from equity-accounted investments	(451)	—	(873)	—

Net income	$1,825	$13,302	$822	$39,883

Net income per share — basic & diluted:
Net income per share — basic	$0.03	$0.21	$0.01	$0.63

Net income per share — diluted	$0.03	$0.20	$0.01	$0.60

Weighted average number of shares outstanding (000’s):
Basic	64,376	63,564	64,282	63,310
Fully Diluted	68,699	66,988	68,378	66,494

Additional Disclosure:

Depreciation and amortization(1)	$6,936	5,538	$12,183	10,696

(1)	Includes $0.2 million and $0.3 million of amortization of deferred financing costs charged to interest expense for the three and six months ended June 30, 2011, respectively (June 30, 2010 — $0.1 million and $0.2 million, respectively).

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	As at	As at
	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$23,232	$30,390
Accounts receivable, net of allowance for doubtful accounts of $1,534 (December 31, 2010 — $1,988)	44,243	39,570
Financing receivables	79,558	73,601
Inventories	17,746	15,275
Prepaid expenses	3,934	2,832
Film assets	2,752	2,449
Property, plant and equipment	89,097	74,035
Other assets	13,896	12,350
Deferred income taxes	56,155	57,122
Goodwill	39,027	39,027
Other intangible assets	2,492	2,437

Total assets	$372,132	$349,088

Liabilities
Bank indebtedness	$34,583	$17,500
Accounts payable	30,070	20,384
Accrued liabilities	55,104	78,994
Deferred revenue	81,589	73,752

Total liabilities	201,346	190,630

Commitments, contingencies and guarantees

Shareholders’ equity
Capital stock, common shares — no par value. Authorized — unlimited number. Issued and outstanding — 64,567,556 (December 31, 2010 — 64,145,573)	300,282	292,977
Other equity	12,506	7,687
Deficit	(140,387)	(141,209)
Accumulated other comprehensive loss	(1,615)	(997)

Total shareholders’ equity	170,786	158,458

Total liabilities and shareholders’ equity	$372,132	$349,088

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Six Months
	Ended June 30,
	2011	2010
Cash (used in) provided by:
Operating Activities
Net income	$822	$39,883
Items not involving cash:
Depreciation and amortization	12,183	10,696
Write-downs, net of recoveries	370	578
Change in deferred income taxes	1,104	—
Stock and other non-cash compensation	8,944	6,050
Provision for arbitration award	2,055	—
Unrealized foreign currency exchange (gain) loss	(97)	729
Loss on equity-accounted investments	873	—
Gain on non-cash contribution to equity-accounted investees	(404)	—
Change in cash surrender value of life insurance	—	47
Investment in film assets	(6,288)	(5,725)
Changes in other non-cash operating assets and liabilities	(30,002)	(12,335)

Net cash (used in) provided by operating activities	(10,440)	39,923

Investing Activities
Purchase of property, plant and equipment	(2,227)	(2,808)
Investment in joint revenue sharing equipment	(14,886)	(2,325)
Investment in new business ventures	(760)	(667)
Cash surrender value of life insurance	—	3,179
Acquisition of other assets	—	(39)
Acquisition of other intangible assets	(504)	(298)

Net cash used in investing activities	(18,377)	(2,958)

Financing Activities
Increase in bank indebtedness	49,583	—
Repayment of bank indebtedness	(32,500)	(25,208)
Credit facility amendment fees paid	(259)	—
Common shares issued — stock options exercised	5,095	5,057

Net cash provided by (used in) financing activities	21,919	(20,151)

Effects of exchange rate changes on cash	(260)	113

(Decrease) increase in cash and cash equivalents during the period	(7,158)	16,927

Cash and cash equivalents, beginning of period	30,390	20,081

Cash and cash equivalents, end of period	$23,232	$37,008

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
The Company has eight reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment operates certain IMAX theaters. The other segment includes camera rentals and other miscellaneous items.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Revenue
IMAX systems
Sales and sales-type leases	$17,857	$14,428	$37,165	$22,959
Ongoing rent, fees, and finance income	2,613	2,901	5,564	5,323

	20,470	17,329	42,729	28,282

Theater system maintenance	6,127	5,102	11,922	10,068

Joint revenue sharing arrangements	8,347	8,494	12,387	27,430

Films
Production and IMAX DMR	12,422	14,540	19,680	37,992
Distribution	5,275	3,870	7,892	7,142
Post-production	1,039	2,326	2,663	4,918

	18,736	20,736	30,235	50,052

Theater operations	1,918	2,954	2,899	8,903

Other	1,634	983	2,220	3,646

Total	$57,232	$55,598	$102,392	$128,381

Gross margins
IMAX systems(1)
Sales and sales-type leases	$8,892	$7,216	$17,834	$9,279
Ongoing rent, fees, and finance income	2,548	2,702	5,341	5,139

	11,440	9,918	23,175	14,418

Theater system maintenance	2,381	2,051	4,968	4,360

Joint revenue sharing arrangements(1)	4,881	6,501	7,059	23,313

Films
Production and IMAX DMR(1)	6,461	6,823	9,220	26,324
Distribution(1)	487	719	1,113	1,461
Post-production	307	837	1,996	2,891

	7,255	8,379	12,329	30,676

Theater operations	(242)	152	(1,005)	1,810

Other	587	39	422	762

Total	$26,302	$27,040	$46,948	$75,339

(1)	IMAX systems include commission costs of $0.1 million and $0.8 million for the three and six months ended June 30, 2011, respectively (2010 — $0.4 million and $0.6 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $1.8 million and $2.3 million for the three and six months ended June 30, 2011, respectively (2010 — $0.7 million and $1.2 million, respectively). Production and DMR segment margins include marketing costs of $0.7 million and $1.2 million for the three and six months ended June 30, 2011, respectively (2010 — $0.6 million and $0.8 million, respectively). Distribution segment margins include marketing costs of $1.4 million and $1.6 million for the three and six months ended June 30, 2011, respectively (2010 — recovery of $0.2 million and an expense of $0.3 million, respectively).

IMAX CORPORATION
OTHER INFORMATION
(in thousands of U.S. dollars)
Non-GAAP Financial Measures:
In this release, the Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share as supplemental measures of performance of the Company, which are not recognized under United States generally accepted accounting principals (“GAAP”). The Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its variable share-based compensation, provision for arbitration award and deferred taxes on its net income. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA, adjusted net income and adjusted net income per diluted share should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP.
Adjusted EBITDA is calculated on a basis consistent with the Company’s Credit Facility, which refers to Adjusted EBITDA as EBITDA. The Credit Facility provides that the Company will be required to maintain a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1. The Company will also be required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0. At all times under the terms of the Credit Facility, the Company is required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million. The ratio of funded debt to EBITDA was 0.51:1 as at June 30, 2011, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $34.6 million. EBITDA is calculated as follows:

	For the	For the
	3 months ended	12 months ended
	June 30, 2011	June 30, 2011(1)
(In thousands of U.S. Dollars)
Net income	$1,825	$61,717
Add (subtract):
Loss from equity accounted investments	451	1,366
Provision for (recovery of) income taxes	1,634	(51,290)
Interest expense, net of interest income	538	1,560
Depreciation and amortization, including film asset amortization	6,719	21,548
Write-downs net of recoveries including asset impairments and receivable provisions	163	2,343
Stock and other non-cash compensation	4,837	31,089
Other, net	—	(89)

	$16,167	$68,244

(1)	Ratio of funded debt calculated using twelve months ended EBITDA.

IMAX CORPORATION
OTHER INFORMATION
(in thousands of U.S. dollars)
Adjusted Net Income and Adjusted Diluted Per Share Calculations — Quarter Ended June 30, 2011 vs. 2010:
The Company reported net income of $1.8 million or $0.03 per basic and diluted share for the second quarter of 2011, as compared to net income of $13.3 million or $0.21 per basic share and $0.20 per diluted share for the second quarter of 2010. Net income for the quarter includes a $1.4 million pre-tax charge or $0.02 per diluted share (2010 — recovery of $4.9 million or $0.07 per diluted share) for variable stock compensation expense primarily due to the increase in the Company’s stock price during the quarter (from $32.17 per share to $32.43 per share) and a deferred tax provision of $1.4 million ($0.02 per diluted share). Adjusted net income, which consists of net income excluding the impact of variable stock compensation and the deferred tax provision, was $4.6 million or $0.07 per diluted share in the second quarter of 2011 as compared to adjusted net income of $8.4 million or $0.13 per diluted share for the second quarter of 2010. As of June 30, 2011, there were approximately 133,000 variable stock awards outstanding, compared to 1.5 million as of June 30, 2010. A reconciliation of net income, the most directly comparable GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Three Months		Three Months
	Ended June 30, 2011		Ended June 30, 2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$1,825	$0.03	$13,302	$0.20
Add:
Variable stock compensation	1,357	0.02	—	—
Deferred tax provision	1,419	0.02	—	—
Less:
Recovery of variable stock compensation	—	—	4,899	0.07

Adjusted	$4,601	$0.07	$8,403	$0.13

Weighted average diluted shares outstanding		68,699		66,988

Adjusted Net Income and Adjusted Diluted Per Share Calculations — Six Months Ended June 30, 2011 vs. 2010:
The Company reported net income of $0.8 million or $0.01 per basic and diluted share for the six months ended June 30, 2011, as compared to net income of $39.9 million or $0.63 per basic share and $0.60 per diluted share for the six months ended June 30, 2010. Net income for the six months ended June 30, 2011 includes a $3.2 million pre-tax charge or $0.05 per diluted share (2010 — $3.8 million or $0.06 per diluted share) for variable share-based compensation expense primarily due to the increase in the Company’s stock price during the six months ended June 30, 2011 (from $28.07 per share to $32.43 per share) and its impact on SARs, a one-time $2.1 million pre-tax charge ($0.03 per diluted share) due to an arbitration award arising from an arbitration proceeding brought against the Company in connection with a discontinued subsidiary and a deferred tax provision of $1.1 million ($0.01 per diluted share). Adjusted net income, which consists of net income excluding the impact of variable share-based compensation expense, the charge for the arbitration award, and the deferred tax provision was $7.1 million or $0.10 per diluted share in the six months ended June 30, 2011 as compared to adjusted net income of $43.7 million or $0.66 per diluted share for the six months ended June 30, 2010. A reconciliation of net income, the most directly comparable GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Six Months		Six Months
	Ended June 30, 2011		Ended June 30, 2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income	$822	$0.01	$39,883	$0.60
Add:
Variable stock compensation	3,160	0.05	3,848	0.06
Deferred tax provision	1,104	0.01	—	—
Provision for arbitration award	2,055	0.03	—	—

Adjusted net income	$7,141	$0.10	$43,731	$0.66

Weighted average diluted shares outstanding		68,378		66,494